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Exhibit 2.3

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL
TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH "***." AN
UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE
SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement") is made and entered into as of September 25, 2003 (the "Agreement Date") by and between Kintera, Inc., a Delaware corporation ("Kintera"), VS Asset Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Kintera ("Purchaser"), VirtualSprockets LLC, a Maryland limited liability company (the "Seller"), Mr. Randy Thomas Yeatts, Jr., Ms. Laura Kittleman Yeatts and Mr. David M. Barach (each a "Founder" and collectively, the "Founders"). Kintera, Purchaser, Seller and the Founders are referred to collectively herein as the "Parties."

RECITALS

        A.    Seller is engaged in the business of developing web sites for non-profit organizations and/or internet based marketing strategies for non-profit organizations, developing intranets for non-profit and for-profit organizations and developing database software for non-profit organizations (the "Business").

        B.    Subject only to the limitations and exclusions contained in this Agreement and pursuant to the terms and subject to the conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase the Business, its operations and the assets of Seller used therein.

        C.    Seller, Founders, Kintera and Purchaser desire to make certain representations and warranties and other agreements in connection with the purchase and sale of the Assets (as defined below).

AGREEMENT

        NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

        Section 1.1    Agreement to Sell.    At the Closing (as defined in Section 2.1), Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to all of Seller's assets other than the Excluded Assets (as defined below) (the "Assets"), including but not limited to the Assets used in the Business set forth on Schedule 1.1(a) attached hereto. Notwithstanding anything herein to the contrary, the Assets shall not include those assets set forth on Schedule 1.1(b) attached hereto (the "Excluded Assets"). The Assets, other than the Excluded Assets, are intended to constitute all of the assets of the Seller.

        Section 1.2    Agreement to Purchase.    At the Closing, Purchaser shall purchase the Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller and the Founders contained herein, in exchange for the Shares (as defined in Section 1.4).

        Section 1.3    Assumed Liabilities.    In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the obligations of Seller set forth on Schedule 1.3 arising in connection with the operation of the Business, as the same shall exist on the Closing Date (the "Assumed Liabilities"), and no others. In no event shall the assumed liabilities include any Employment Liabilities. "Employment Liabilities" shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses related thereto, arising under law, rule, regulation, permit, action or proceeding before any governmental authority, order or consent decree or any award of any kind, any Seller Employee Plan (as defined in Section 3.15 below) or otherwise relating to an employee of Seller.

        Section 1.4    The Purchase Price.    Kintera shall issue an aggregate of 200,000 shares of the common stock of Kintera ("Kintera Common Stock") to the Seller (the "Shares") which shall be distributed by Seller following the Closing in accordance with Section 6.1. The Shares will be subject to vesting as set forth in the Vesting Agreement (as defined below) to be executed by Kintera and each Founder.

        Section 1.5    Taking of Necessary Action; Further Action.    Each of Kintera and Seller will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the sale of the Assets in accordance with this Agreement as promptly as possible. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with full right, title and possession to the Assets, the officers and managers of Seller are fully authorized to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

        Section 1.6    Audit; Adjustment Amount.

          (a)   Following the Closing, Kintera and Purchaser shall have the right to employ a nationally-recognized accounting firm to audit the Seller's financial statements and other books and records for the partial fiscal year 2003 ending as of Closing and the full fiscal years ended in 2001 and 2002 (the "Audit").

          (b)   At the Closing, Seller shall deliver to Kintera and to Purchaser financial statements, including balance sheets as of June 30, 2003, August 31, 2003 and September 23, 2003, statements of operations or income statements for Seller's fiscal year 2003 through the same dates and statements of cash flows for Seller's fiscal year 2003 through the same dates (the "Closing Financial Statements"), prepared in accordance with generally accepted accounting principles ("GAAP"). If the Audit reveals or it is otherwise determined a downward adjustment *** is required in order for the Closing Financial Statements to be in compliance with GAAP, then the product of the absolute value of the dollar amount of the *** adjustment times a multiplication factor (the "Factor") shall be the "Adjustment Amount." If the *** adjustment is due to *** by Seller or any Founder, the Factor shall be ***; otherwise the Factor shall be ***. If there is an Adjustment Amount, the number of Shares being issued in exchange for the Assets may be adjusted pursuant to Section 8.2.

        Section 1.7    Escrow.    At the Closing, Kintera shall deposit with the escrow agent designated in the Securityholders Agreement (the "Escrow Agent"), a certificate representing 133,333 of the Shares (the "Escrow Securities"). The Escrow Securities shall be beneficially owned by Seller. The Escrow Securities shall be available to indemnify Purchaser and Kintera as provided in ARTICLE VIII.

ARTICLE II

CLOSING; ACTIONS AT CLOSING

        Section 2.1    The Closing.    Subject to the conditions set forth in Section 7 below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich LLP at 4365 Executive Drive, Suite 1100, San Diego, California 92121 commencing at 9:00 a.m., local time, on the date of this Agreement or on such later date as the parties mutually agree orally or in writing (the "Closing Date"). Closing may take place through U.S. mail or by facsimile at the election of the parties.

        Section 2.2    Actions at the Closing.    At the Closing:

          (a)   Kintera and the Purchaser shall deliver to Seller and the Founders the various certificates, instruments and documents referred to in Section 7.3.

          (b)   Seller and the Founders shall deliver to Kintera and the Purchaser:

            (i)    the various certificates, instruments and documents referred to in Section 7.2;

            (ii)   such bills of sale, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser, Kintera and counsel to Kintera as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets without liens or other encumbrances (except as otherwise expressly set forth on the Disclosure Schedule, as defined below), including without limitation (A) good and valid title in and to all of the assets owned by Seller other than the Excluded Assets, (B) good and valid leasehold interests in and to all of the assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date;

            (iii)  all of the agreements, contracts, commitments, leases, plans bids, quotations, proposals, instruments, computer programs and software, databases, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondences, legal opinions, rulings issued by governmental entities and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Assets; simultaneously with such delivery, all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Assets.

          (c)   Kintera shall deliver to the Escrow Agent the Escrow Securities.

          (d)   Kintera shall deliver to Seller a certificate representing the Shares other than the Escrow Securities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE FOUNDERS

        In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its subsidiaries, taken as a whole which is individually in excess of $***, or, in the aggregate, in excess of $***.

        In this Agreement, any reference to a Party's "knowledge," unless otherwise qualified, means the knowledge such Party would have after reasonable inquiry of the Party's managers and officers.

        As used in this Agreement, the word "Subsidiary" means, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

        Except as disclosed in a disclosure schedule, which references the specific representations and warranties as to which the exception is made (the "Disclosure Schedule"), Seller and the Founders jointly and severally represent and warrant to Kintera and Purchaser as of the date of this Agreement as follows:

        Section 3.1    Organization, Standing and Power.    Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where failure to be so qualified or in good standing would not have a Material Adverse Effect on the Seller or the Assets. Seller has delivered to Kintera or Purchaser true and correct copies of its charter documents (including its operating agreement, any documents required to be filed with the jurisdiction of its formation to complete such formation and any other governing documents), as amended to date. Seller is not in violation of any of the provisions of its charter documents. Except as set forth on the Disclosure Schedule, Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, joint venture or other business association or entity. Seller has no Subsidiaries.

        Section 3.2    Authority; Required Filings and Consents.

          (a)   Seller and each Founder have all requisite power and authority to enter into this Agreement and the Transaction Documents (as defined below) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all ancillary agreements referenced herein and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller, its managers (or persons serving in a governing capacity or capacity similar to a corporation's board of directors) (the "Managers") and its members (or other owners of equity interests in Seller) ("Members"). This Agreement, the Securityholders Agreement in substantially the form attached hereto as Exhibit A (the "Securityholders Agreement"), the Vesting Agreement in substantially the form attached hereto as Exhibit D (the "Vesting Agreement") the Option Agreements in substantially the form of Exhibit E (the "Option Agreements") and all ancillary agreements executed and delivered by Seller and the Founders as required by this Agreement (collectively, the "Transaction Documents") have been or will be duly executed and delivered by Seller and/or the Founders, as applicable, and constitute or will constitute the valid and binding obligations of Seller and/or the Founders, as applicable, enforceable against Seller and/or the Founders, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. The Managers of Seller have unanimously (i) approved this Agreement and the sale of the Assets, (ii) determined that in its opinion the sale of the Assets is in the best interests of the Members of Seller and is on terms that are fair to such Members and (iii) recommended that the Members of Seller approve this Agreement.

          (b)   The execution and delivery by Seller and the Founders of this Agreement and the other Transaction Documents to which Seller and the Founder is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the charter documents of Seller, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Seller or any Founder is a party or by which Seller, any Founder, or any of the Assets may be bound except where such violation, breach or right would not have a Material Adverse Effect on the Seller or the Assets, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, any Founder, or any of the Assets except where such conflict or violation would not have a Material Adverse Effect on the Seller or the Assets.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Seller or the Assets in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby, and thereby, except for (i) filings, if any, required under Regulation D of the Securities Act of 1933; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

        Section 3.3    Capitalization.    The authorized equity interests of Seller consist of membership interests ("Membership Interests"), all of which are issued and outstanding to the Founders in the percentages set forth on Schedule 3.3. All outstanding Membership Interests are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, and are not subject to preemptive rights or rights of first refusal (in each case that have not been complied with or waived), the organizational documents of Seller or any agreement to which Seller is a party or by which it is bound. Other than the Membership Interests, Seller has no other equity interests. Except as disclosed in Schedule 3.3 of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character to which Seller is a party or by which it is bound obligating Seller to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any Membership Interests or any other class of equity or debt security of Seller or obligating Seller to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Schedule 3.3 of the Disclosure Schedule, there are no contracts, commitments or agreements relating to voting, purchase or sale of the Membership Interests between Seller and any of its Members. All of the Membership Interests and rights to acquire Membership Interests were issued in compliance with all applicable federal and state securities laws. The capitalization of Seller, as set forth above, including the names and addresses of record on Seller's books, of each holder of any Seller security, is set forth in Schedule 3.3 to the Disclosure Schedule.

        Section 3.4    Financial Statements.    Seller has delivered to Kintera or Purchaser its unaudited financial statements (including a balance sheet, income statement or statement of operations and statement of cash flows) as of and for each of the fiscal years ended in 2001 and 2002, its unaudited financial statements for each of the subsequent six months ended June 30, 2003, comparative financial statement for the six month periods ending June 30, 2002 and June 30, 2003 and the Closing Financial Statements (collectively, the "Seller Financial Statements"). The Seller Financial Statements are correct in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except that they do not include notes. The Seller Financial Statements present fairly the financial position of Seller in all material respects as of the respective dates and the results of its operations and cash flows for the periods indicated, subject in the case of partial year financial statements to normal, year-end audit adjustments. Seller has maintained a standard system of accounting and internal controls established and administered in accordance with good business practices sufficient to permit the preparations of financial statements in accordance with GAAP. All of Seller's Accounts Receivable (as that term is defined below) are reflected on the balance sheet dated September 23, 2003.

        Section 3.5    Absence of Undisclosed Liabilities.    Seller does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of June 30, 2003 (the "Balance Sheet") contained in the Seller Financial Statements and (ii) liabilities specifically described in this Agreement, the Schedules hereto or the Disclosure Schedule.

        Section 3.6    Absence of Certain Changes.    Since December 31, 2002 (the "Measurement Date"), except as set forth on Schedule 3.6, Seller has conducted its business in the ordinary course and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Seller; (ii) any acquisition, sale or transfer of any asset of Seller that would have a Material Adverse Effect other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller or any revaluation by Seller of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Seller or any direct or indirect redemption, purchase or other acquisition by Seller of any of its shares of capital stock; (v) any Material Contract (as such term is defined in Section 3.11) entered into by Seller, other than in the ordinary course of business and as provided to Kintera or Purchaser, or any amendment that would have a Material Adverse Effect or termination of, or default under, any Material Contract to which Seller is a party or by which it is bound; (vi) any amendment or change to the charter documents of Seller; (vii) any increase in or modification of the compensation or benefits paid, payable or to become payable by Seller to any of its directors, officers or employees; (viii) any reduction in the sales of Seller to or significant detrimental change in terms with any customer year-to-date through June 30, 2003 as compared to the same time period last year or (ix) any negotiation or agreement by Seller to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Purchaser, Kintera and their representatives regarding the transactions contemplated by this Agreement). As of Closing, there will be no accrued but unpaid dividends on member interests of Seller's capital stock.

        Section 3.7    Taxes.

          (a)   For purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)   Seller has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Seller or the operations of Seller and such Returns are true and correct in all respects and have been completed in all respects in accordance with applicable law. Seller has delivered to Kintera and Purchaser true and correct copies of all federal Returns filed by Seller for the fiscal years ended December 31, 2001 and 2002 and made available all other Returns filed by Seller since 1998.

          (c)   Seller, as of the Closing Date, (i) will have paid all Taxes it is required to pay prior to the Closing Date and (ii) will have properly withheld and remitted to the proper taxing authority all Taxes required to be withheld with respect to amounts paid or owed to any employee, independent contractor, Member, or other third party.

          (d)   There is no Tax deficiency outstanding or assessed or proposed against Seller or the Assets that is not reflected as an estimated liability on the Balance Sheet or set forth on the Disclosure Schedule, nor has Seller executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (e)   Seller has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise.

          (f)    Seller is not a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

          (g)   Seller is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Seller that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by Seller or Purchaser as an expense under applicable law.

          (h)   The Seller's Returns have never been audited by a government or a taxing authority, no such audit is in process or pending, and the Seller has not been notified of any request for such an audit or other examination.

          (i)    No claim or legal proceeding is pending or has been threatened against or with respect to Seller in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Seller with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Seller and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Seller, except liens for current Taxes not yet due and payable. Seller has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Seller has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (j)    Seller has not, at any time, been a member of a group (including an affiliated group, within the meaning of Section 1504 of the Code) with which it has filed or been included in a combined, consolidated or unitary income Return, other than a group of which Seller is or was the common parent. Seller is not, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Seller is not liable for the Taxes of any taxpayer under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or otherwise for any taxable period beginning before the Closing Date.

          (k)   Seller has not executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (l)    Seller has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental entity and has furnished properly completed exemption certificates for all exempt transactions.

          (m)  No claim has ever been made by a governmental entity in a jurisdiction where Seller does not file Returns that it is or may be subject to taxation by that jurisdiction.

          (n)   No power of attorney with respect to Taxes has been granted with respect to the Seller.

        Section 3.8    Tangible Assets and Real Property.

          (a)   The Assets constitute all the assets necessary or desirable to conduct the Seller's business as currently conducted or as presently proposed to be conducted. Seller owns or leases all of the Assets including all tangible assets and properties which are used in the conduct of the Business as currently conducted or which are reflected on the Balance Sheet or were acquired since the date of the Balance Sheet (such tangible Assets the "Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair, except for reasonable wear and tear that does not materially affect the use of such Asset. Except as set forth on Schedule 3.8, Seller has good and marketable title to all the Assets reflected on the Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except as reflected in the Seller Financial Statements and except for liens for current taxes not yet due and payable. Assuming the due execution and delivery thereof by the other parties thereto, all leases or licenses of Assets to Seller are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. The Disclosure Schedule sets forth a true and correct list of all such leases and licenses, and true and correct copies of all such leases and licenses have been provided to Kintera or Purchaser. Included in Schedule 3.8 is a list of all computer equipment, including software, as well as office furniture, owned by Seller. At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser good, valid and marketable title and all Seller's right and interest in and to all of the Assets, free and clear of all claims, liabilities, liens, pledges, mortgages, restrictions and encumbrances of any kind, whether accrued, absolute, contingent or otherwise.

          (b)   Seller does not own any real property. The Disclosure Schedule sets forth a true and complete list of all real property leased by Seller. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. True and correct copies all such of real property leases have been provided to Kintera or Purchaser.

        Section 3.9    Intellectual Property.

          (a)   Seller owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, common law trademarks, trade names, trade secrets (including customer lists), service marks and copyrights, and any applications for and registrations of such patents, trademarks, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in the Business as currently conducted, free and clear of all liens, claims or encumbrances (all of which are referred to as the "Seller Intellectual Property Rights"). The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to the interests of Seller pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants Seller such rights to such intellectual property as are used in the Business as currently conducted.

          (b)   The Seller Disclosure Schedule contains an accurate and complete description of (i) all patents, trademarks, common law trademarks, trade names, service marks and copyrights included in the Seller Intellectual Property Rights, including the jurisdictions in which each such Seller Intellectual Property Right has been issued or registered, if applicable, or in which any such application for such issuance and registration has been filed, (ii) all licenses and sublicenses, distribution agreements and other agreements to which Seller is a party and pursuant to which any person is authorized to use any Seller Intellectual Property Rights, (iii) all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is used in the conduct of the Business (including licenses for off the shelf software), (iv) all joint development agreements to which Seller is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Seller has obtained funding for research and development activities.

          (c)   Seller is not and it will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Seller Intellectual Property Rights or Licensed Intellectual Property.

          (d)   Neither Seller nor the Founders (i) have received notice of a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) have any knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Seller Intellectual Property Rights or Licensed Intellectual Property.

          (e)   Seller has at all times used reasonable efforts to protect its proprietary information and to prevent such information from being released into the public domain.

          (f)    Seller has caused each person currently or formerly employed by Seller (including independent consultants and contractors, if any) to execute and deliver to Seller an employee innovations and proprietary rights assignment agreement in Seller's standard form and has provided copies of such agreements to Kintera or Purchaser. To the knowledge of Seller and the Founders, neither the execution or delivery of any such agreement by any such person, nor the carrying on of the Business as currently conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

          (g)   All right, title and interest in and to the software code included in Seller's software products is owned by Seller, free and clear of all liens or ownership interests of third parties, and no one has any interest in such software code, including any security interest, license, contingent interest or otherwise.

        Section 3.10    Bank Accounts.    Schedule 3.10 of the Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Seller maintains accounts of any nature, the type of accounts maintained at each such institution, the names of all persons authorized to draw thereon or make withdrawals therefrom and the balance of each account as of the close of business two (2) business days prior to Closing.

        Section 3.11    Material Contracts.    All the Material Contracts (as defined below) to which Seller is a party are listed in Schedule 3.11 hereto. In addition, Schedule 3.11 lists all sales contracts to which Seller is a party and indicate whether such contract provides for cash receivables and/or barter. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to Seller, and to Seller's and the Founders' knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither the Seller nor, to Seller's and the Founders' knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Seller or, to Seller's and the Founders' knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. Seller is not a party to any oral Material Contract. "Material Contract" means any contract, agreement or commitment to which Seller is a party, including, but not limited to, any leases, licenses, customer or royalty agreements (a schedule of all customer agreements will be provided to Kintera and Purchaser by email prior to the Closing Date), development agreements, service agreements, distributor agreements or any other obligations (a) with expected receipts or expenditures in excess of $1,000, (b) requiring Seller to indemnify any party or person, (c) granting any exclusive rights to any party, (d) evidencing indebtedness for borrowed or loaned money of $1,000 or more, including guarantees of such indebtedness, or (e) which if breached by Seller would reasonably be expected to have a Material Adverse Effect on Seller. Seller is not a party to any agreement with any salesperson, consultant, contractor or other party obligating Seller to pay any commission or compensation to such other party after the Closing with respect to the purchases of any current or prospective customer.

        Section 3.12    Labor Difficulties.    Seller is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against Seller pending or threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or threatened against Seller. Seller is not now nor has it ever been subject to any union organizing activities or collective bargaining activities. Seller has not experienced any work stoppage or other labor difficulty.

        Section 3.13    Trade Regulation.    Seller has not (a) terminated its relationship with, (b) been terminated by or (c) refused to provide services to any customer which had theretofore paid or been obligated to pay Seller in excess of $1,000 over any consecutive twelve month period. All of the prices charged by Seller in connection with the marketing or sale of any of its services have been in compliance with all applicable laws and regulations, except for such noncompliance that would not have a Material Adverse Effect on Seller or the Assets. No claims have been asserted or, to the knowledge of Seller, threatened against Seller with respect to unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to the knowledge of Seller, no specific situation, set of facts, or occurrence provides any basis for any such claim, except for such claims that would not have a Material Adverse Effect on Seller or the Assets.

        Section 3.14    Environmental Matters.

          (a)   None of the properties or facilities of Seller is in violation of any federal state or local law, ordinance, regulation or order relating to the protection of public health and safety, the protection of worker health and safety or the environmental conditions on, under or about the properties or facilities, including, but not limited to, soil and ground water condition except where the violations would not constitute a Material Adverse Effect. During the time that Seller has owned or leased its properties and facilities, neither Seller nor, to Seller's knowledge, any third party, has released, used, generated, manufactured or stored on, under or about the properties or facilities or transported to or from the properties or facilities any hazardous materials.

          (b)   During the time that Seller has owned or leased its properties or facilities, there has been no litigation brought or threatened against Seller by, or any settlement reached by Seller with, any party or parties alleging the presence, disposal, release or threatened release of any hazardous materials on, from or under any of the properties or facilities.

        Section 3.15    Employee Benefit Plans.

          (a)   Schedule 3.15 of the Disclosure Schedule lists, with respect to Seller, any subsidiary of Seller and any trade or business (whether or not incorporated) which is treated as a single employer with Seller (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, relocation, termination pay, deferred compensation, sabbatical, performance awards, bonus, stock or stock-related awards, fringe benefit, cafeteria benefit, dependent care, including without limitation, each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is or has been maintained, contributed to, or required to be contributed by Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has or may have any liability or obligation (collectively, the "Seller Employee Plans"). None of the Seller Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Seller does not have any plan or commitment to establish any new Seller Employee Plans or amend any Seller Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Seller's financial statements.

          (b)    Documents.    Seller has furnished to Kintera true and complete copies of documents relating to each Seller Employee Plan, including (without limitation) plan documents, trust documents, the most recent determination or opinion letter, group annuity contracts, plan amendments, insurance policies or contracts, individual participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, Form 5500 reports filed for the last three plan years, standard Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") forms and notices, all registration statements and prospectuses, and any material employee communications relating to any Seller Employee Plan.

          (c)    Compliance.    Each Seller Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) and Seller and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in default under or violation of and have no knowledge of any default or violation by any other party to, any of the Seller Employee Plans except as would not have a Material Adverse Effect on Seller. Any Seller Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Seller Employee Plan subject to Code Section 401(a). Seller and each of its subsidiaries have complied in all material respects with, and have no material unsatisfied obligations to any individual under, the health care continuation and notice provisions of COBRA, or any applicable state continuation coverage requirements, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act and the Cancer Rights Act of 1998. There are no suits, administrative proceedings, actions or other litigation which have been brought, or to the knowledge of Seller threatened, against or with respect to any such Seller Employee Plan, including specifically any audit or inquiry by the Internal Revenue Service or the Department of Labor. All contributions required to be made by Seller, any subsidiary or ERISA Affiliate, to any Seller Employee Plan have been made timely in accordance with applicable ERISA requirements and have either been made on or before their due dates or a reasonable amount has been paid or accrued, in accordance with Seller's ordinary business procedures for the current plan years.

          (d)    No Title IV or Multiemployer Plan.    Seller does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. Neither Seller nor any ERISA Affiliate is a party to, has made or is required to make any contribution to, or otherwise incurred any obligation or liability (including contingent liability) under, any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither Seller nor any ERISA Affiliate has any actual or potential withdrawal liability (including contingent liability) for any complete or partial withdrawal from any multi-employer plan.

          (e)    Effect of Transaction.    The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Seller, to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by Seller pursuant to any Seller Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Seller Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms without material liability to Kintera.

        Section 3.16    Compliance with Laws.    Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to Seller, the ownership or operation of the Business, the Assets or the Founders except as such violation would not have a Material Adverse Effect on the Seller or the Assets.

        Section 3.17    Employees and Consultants.    Schedule 3.17 of the Disclosure Schedule contains a list of the names of all employees, independent contractors, consultants and advisors of Seller as of the date of this Agreement and their salaries or wages, other compensation (including any distributions to such employees, independent contractors, consultants and advisors of Seller in their capacity as members of Seller), dates of employment and positions and the date of the last increase in their compensation.

        Section 3.18    Litigation.    There is no action, suit, proceeding, claim, arbitration or known investigation pending before any agency, court or tribunal or, to the knowledge of Seller or the Founders, threatened against Seller, or Seller's properties or officers or Managers (in their capacities as such), the Founders or the Assets, or in which any of Seller, Seller's officers or Managers (in their capacities as such) or the Founders is a plaintiff. There is no judgment, decree or order against Seller, the Founders or, to the knowledge of Seller and the Founders, any of the Managers or officers (in their capacities as such). All litigation to which Seller, the Founders or the Assets is a party (or, to their knowledge, threatened to become a party) is disclosed in Schedule 3.18 of the Disclosure Schedule.

        Section 3.19    Restrictions on Business Activities.    There is no agreement, judgment, injunction, order or decree binding upon Seller or the Founders which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Seller or the Founders or the operation of the Business as currently conducted.

        Section 3.20    Governmental Authorization.    Seller has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the Business (collectively, the "Seller Authorizations"), and all of such Seller Authorizations are in full force and effect except where failure to obtain such Seller Authorization would not have a Material Adverse Effect on the Seller or the Assets.

        Section 3.21    Insurance.    Schedule 3.21 of the Disclosure Schedule contains a list and description of all insurance policies in effect which are maintained by Seller or as to which Seller is an insured party. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and Seller is otherwise in compliance with the terms of such policies. Seller has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

        Section 3.22    Interested Party Transactions.    No officer or Manager of Seller has any interest in (i) any equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Seller Intellectual Property Rights, used in connection with or pertaining to the business of Seller, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the Seller's products, (iii) any entity that competes with Seller, or with which Seller is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which Seller is a party.

        Section 3.23    No Existing Discussions.    As of the date hereof, Seller is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Purchaser and Kintera with respect to any merger, consolidation, sale of the Assets, or similar transactions.

        Section 3.24    Charter Documents.    Seller has furnished to Purchaser, or its representatives, for its examination (i) copies of all proceedings, consents, actions, and meetings of the Managers and Members and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to Seller. The Seller's records, including the Seller's minute book, are complete and accurate in all material respects, and the signatures of all officers and Members and other persons appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction, except where non-compliance would not have a Material Adverse Effect, individually or in the aggregate, on Seller or the Assets.

        Section 3.25    Accounts Receivable.    The accounts receivable of Seller arising from the Business as set forth on the Seller Financial Statements or arising since the date thereof are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, are not subject to valid defenses, set-offs or counterclaims, and are fully collectible in the normal and ordinary course of business after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Seller Financial Statements, the recorded allowance for collection losses on the Seller Financial Statements. Seller has no knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any increase in the uncollectibility of such accounts receivable. The allowance for collection losses on the Seller Financial Statements has been determined in accordance with GAAP consistent with past practice. The accounts payable, accounts receivable and accrued expenses of Seller as of the day prior to Closing are set forth in Schedule 3.25.

        Section 3.26    No Misrepresentation.    No representation or warranty by Seller or the Founders in this Agreement, or any written statement, document, certificate or schedule furnished or to be furnished by or on behalf of Seller or Founders pursuant to this Agreement or in connection with the transactions contemplated hereby, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading. Seller has delivered to Kintera or Purchaser or its representatives true and complete copies of all documents which are referred to in this Article III or in the Disclosure Schedule.

        Section 3.27    Use of Third Party Information.    Seller complies with all applicable United States, and to the best of its knowledge, foreign privacy laws and regulations regarding the collection, retention, use and disclosure of personal information, and Seller takes all appropriate and industry standard measures to protect and maintain the confidential nature of the personal information provided to Seller by individuals. Seller has adequate technological and procedural measures in place to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure. Seller does not knowingly collect information from or target children under the age of thirteen. Seller does not sell, rent or otherwise make available to third parties any personal information submitted by individuals. Seller has the full power and authority to use and to transfer all rights Seller has in any third party's personal information in Seller's possession and/or control to Kintera and Purchaser. Seller is not a party to any contract, nor is it subject to any other obligation that, following the Closing, would prevent Kintera and Purchaser and/or the affiliates of Kintera from using such information in a manner consistent with applicable privacy laws, customer privacy policies and industry standards regarding the disclosure and use of information.

        Section 3.28    Investment Representations.

          (a)   Seller is obtaining the Shares solely for its own account and for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Seller further represents that it does not have any present intention of selling, offering to sell or otherwise disposing of or distributing its Shares or any portion thereof, other than as contemplated by Section 6.1; and that the entire legal and beneficial interest of the Shares it is receiving will be held for the account of, itself only and neither in whole nor in part for any other person.

          (b)    Knowledge of Kintera's Business.    Seller is aware of Kintera's business affairs and financial condition and has acquired sufficient information about Kintera to reach an informed and knowledgeable decision to acquire the Shares. Seller further represents and warrants that it has discussed, or has had the opportunity to discuss, Kintera and its plans, operations and financial condition with its officers, has received all such information as it deems necessary and appropriate to enable it to evaluate the financial risk inherent in making an investment in the Shares and has received satisfactory and complete information concerning the business and financial condition of Kintera in response to all inquiries in respect thereof.

          (c)    Speculative Investment.    Seller realizes that its purchase of the Shares will be a highly speculative investment, and it is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss on its investment.

          (d)    No Obligation to Register.    Kintera has disclosed to Seller that:

            (i)    The sale of the Shares has not been registered under the Securities Act, and the Shares must be held indefinitely unless a transfer of it is subsequently registered under the Securities Act or an exemption from such registration is available, and that Kintera is under no obligation to register the Shares;

            (ii)   Kintera will make a notation in its records of the aforementioned restrictions on transfer and legends.

          (e)    Rule 144.    Seller is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including among other things: the resale occurring not less than one year from the date Seller receives its Shares; the availability of certain public information concerning Kintera; the sale being through a broker in an unsolicited "broker's transaction" or in a transaction directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and that any sale of the Shares may be made by it only in limited amounts during any three-month period not exceeding specified limitations. Seller further represents that it understands that at the time it wishes to sell the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists, Kintera may not be satisfying the current public information requirements of Rule 144, and that, in such event, it would be precluded from selling the Shares under Rule 144 even if the one-year minimum holding period had been satisfied. Seller represents that it understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act or compliance with an exemption from registration will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

          (f)    Acknowledgement of Legends.    Seller acknowledges that the certificate representing the Shares will bear the legends set forth in the Securityholders Agreement.

        Section 3.29    Employee Matters.    Seller is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, except where any failure to comply would not constitute a Material Adverse Effect. There are no proceedings pending or, to Seller's or the Founders' knowledge, reasonably expected or threatened, between Seller, on the one hand, and any or all of its current or former employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Seller's or the Founders' knowledge, reasonably expected or threatened, against Seller under any workers' compensation or long term disability plan or policy. Seller has no unsatisfied obligations that would have a Material Adverse Effect on Seller to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Seller is not a party to any collective bargaining agreement or other labor union contract, nor does Seller know of any activities or proceedings of any labor union to organize its employees. Seller has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation which became due and payable through the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
KINTERA AND THE PURCHASER

        Except as disclosed in the disclosure schedule which references the specific representations and warranties as to which the exception is made (the "Purchaser's Disclosure Schedule"), Kintera and the Purchaser jointly and severally represent and warrant to Seller and the Founders as of the Agreement Date as follows:

        Section 4.1    Organization.

          (a)   Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Purchaser. Purchaser is not in violation of any material provisions of its Certificate of Incorporation, Bylaws or other charter documents.

          (b)   Kintera is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Kintera. Kintera is not in violation of any material provisions of its Certificate of Incorporation, Bylaws or other charter documents.

        Section 4.2    Authority; No Conflict; Required Filings and Consents.

          (a)   Purchaser and Kintera each has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Purchaser or Kintera is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser or Kintera. This Agreement and the other Transaction Documents to which Purchaser or Kintera is a party have been or will be duly executed and delivered by Purchaser or Kintera and constitute or will constitute the valid and binding obligations of Purchaser or Kintera, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

          (b)   The execution and delivery by each of Purchaser and Kintera of this Agreement, the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Purchaser or Kintera, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Purchaser or Kintera is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or Kintera or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Purchaser or Kintera.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser or Kintera in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby, and thereby, except for (i) filings, if any, required under Regulation D of the Securities Act of 1933; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or would not have a Material Adverse Effect on Purchaser or Kintera.

        Section 4.3    Financial Statements.    Kintera has delivered to Seller and the Founders its unaudited financial statements for the fiscal year ended 2002, and its unaudited financial statements (balance sheet and statement of operations) as at and for the six month period ended June 30, 2003 (collectively, the "Kintera Financial Statements"). The Kintera Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP (except that the unaudited financial statements do not have a statement of cash flows and do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Kintera Financial Statements fairly present the financial condition and operating results of Kintera as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. Kintera has maintained a standard system of accounting established and administered in accordance with good business practices sufficient to permit the preparation of financial statements in accordance with GAAP.

        Section 4.4    Capitalization.    As of June 30, 2003, the authorized capital stock of Kintera consists of Sixty Million (60,000,000) shares of common stock, $0.001 par value, of which Twenty-five Million Six Hundred Thirty-five Thousand Five Hundred Thirty-seven (25,635,537) shares are issued and outstanding (excluding additional shares outstanding as a result of exercises of certain of the options previously outstanding under Kintera's 2000 Stock Option Plan after June 30, 2003), and Twenty Million (20,000,000) shares of preferred stock, $0.001 par value, of which (i) Three Million (3,000,000) shares are designated as Series A Preferred Stock, Three Million (3,000,000) shares outstanding, (ii) One Million Four Hundred Twenty-eight Thousand Five Hundred Seventy-one (1,428,571) shares are designated as Series B Preferred Stock, One Million Four Hundred Twenty-eight Thousand Five Hundred Seventy-one (1,428,571) shares outstanding, (iii) One Million Two Hundred Fifty Thousand (1,250,000) shares are designated as Series C Preferred Stock, One Million Two Hundred Fifty Thousand (1,250,000) shares outstanding, (iv) Four Million (4,000,000) shares are designated as Series D Preferred Stock, One Million One Hundred Fifty-six Thousand (1,156,000) shares outstanding, (v) Two Hundred Fifty Thousand (250,000) shares are designated Series E Preferred Stock, One Hundred Thousand (100,000) shares outstanding, (vi) Two Million (2,000,000) shares are designated Series F Preferred Stock, One Million Five Hundred Thirty-six Thousand Nine Hundred Ninety-eight (1,536,998) shares outstanding and (vii) Two Million (2,000,000) shares are designated Series G Preferred Stock, Five Hundred Seventy-five Thousand (575,000) shares outstanding. All outstanding shares of Kintera's common stock and preferred stock are duly authorized, validly issued, fully paid and nonassessable. Kintera has reserved Three Million One Hundred Twenty-eight Thousand (3,128,000) shares of common stock for issuance pursuant to its 2000 Stock Option Plan, of which Ninety-two Thousand Six Hundred Eighteen (92,618) shares have been issued directly or on exercise of options

(and are included in the common stock outstanding number above, excluding exercises after June 30, 2003), Three Million Fifty-four Thousand Five Hundred Eighty-three (3,054,583) shares are subject to existing options (excluding exercises after June 30, 2003) and Nineteen Thousand Two Hundred One (19,201) shares remain available for issuance. Kintera has reserved One Hundred Sixteen Thousand Five Hundred (116,500) shares of common stock pursuant to options granted outside the 2000 Stock Option Plan, of which no shares have been issued directly or on exercise of options. Each outstanding share of Kintera's preferred stock is convertible into one share of Kintera's common stock, subject to adjustment after the date hereof pursuant to Kintera's Certificate of Incorporation and any Certificates of Designation. Except as set forth above, there are no options, warrants, calls, rights, commitments or agreements of any character to which Kintera is a party or by which it is bound obligating Kintera to issue, deliver, sell, repurchase, redeem, or cause to be issued, delivered, sold repurchased or redeemed any shares of Kintera's capital stock. All shares of outstanding Kintera stock were issued in compliance with all applicable federal and state securities laws.

        Section 4.5    No Existing Discussions.    As of the date hereof, Kintera is not engaged, directly or indirectly, in any discussions or negotiations with any party with respect to any merger, consolidation or similar transaction that would result in a Change of Control of Kintera. A "Change of Control of Kintera" shall mean (i) a merger, reorganization or consolidation in which Kintera is a constituent corporation, the sale or exchange by the stockholders of Kintera of all or substantially all of the stock of Kintera, or the sale, exchange or transfer of all or substantially all of Kintera's assets, in any event if the stockholders of Kintera immediately prior to such merger, reorganization, consolidation, sale or exchange do not obtain or retain, directly or indirectly, immediately after the transaction, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity; or (ii) a liquidation or dissolution of Kintera.

ARTICLE V

ADDITIONAL AGREEMENTS

        Section 5.1    Employees.    Seller and the Founders will use reasonable commercial efforts in consultation with Kintera to cause the existing employees of Seller listed on Schedule 5.1 (the "Employees") to accept employment with Kintera beginning immediately following the Closing. Seller shall use its reasonable efforts to cause the Employees to execute and deliver to Kintera an Employee Innovations and Proprietary Rights Assignment Agreement in substantially the form provided by Kintera and attached hereto as Exhibit C. The Employees shall be offered employment with Kintera pursuant to Kintera's standard form of Offer Letter, attached hereto as Exhibit B-2.

        Section 5.2    Consents.    Seller and the Founders shall use all commercially reasonable efforts to obtain all necessary lien releases, consents, waivers and approvals under its agreements, contracts, licenses or leases as may be necessary or advisable to consummate the transactions contemplated by this Agreement.

        Section 5.3    Brokers or Finders.    Each of Kintera, Purchaser, Seller and the Founders represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Each of Kintera, Purchaser, Seller and the Founders agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

        Section 5.4    Additional Agreements; Reasonable Efforts.    Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party and providing any information reasonably required by the other party. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Purchaser with full title to all of the Assets, Seller and the Founders shall take all such reasonable necessary action.

        Section 5.5    Expenses.    *** Parties *** Transaction Documents ***.

        Section 5.6    Compliance with Bulk Sales Laws.    Purchaser and Seller hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Purchaser pursuant to this Agreement.

        Section 5.7    Repayment of Bank Business Loan.    Seller agrees to repay, prior to Closing, all amounts due under its business bank loan from BB&T Company dated July 11, 2001.

        Section 5.8    Issuance of New Options.    At the Closing, Kintera shall issue options (the "New Options") to purchase an aggregate of 73,727 shares of Kintera Common Stock to *** and 30,000 shares of Kintera Common Stock to *** in the allocations set forth on Schedule 6.1. The New Options shall be non-qualified stock options issued under Kintera's 2000 Stock Option Plan pursuant to the form of Kintera Stock Option Agreement set forth on Exhibit E (the "Option Agreement").

ARTICLE VI

POST-CLOSING COVENANTS

        Section 6.1    Distribution of the Shares.    Seller shall distribute the Shares (other than the Escrow Securities) to its securityholders as set forth on Exhibit A to the Securityholders Agreement within thirty (30) calendar days of Closing in the allocation set forth on Schedule 6.1. Such shares shall vest as set forth in the applicable Vesting Agreement signed by the recipient of such shares. Seller shall dissolve and liquidate within one year from Closing.

        Section 6.2    Employee Benefits.    No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable by Seller on account of all benefits shall be set forth on Schedule 6.2 and shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any employee claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior or subsequent to the Closing Date. All employees of Seller who are employed by Purchaser on or after the Closing Date shall be new at-will employees of Purchaser and any prior employment by Seller of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Purchaser may make available to its employees. Seller acknowledges that, in accordance with treasury regulation section 54.4980B-9, that it will be solely responsible for providing COBRA notices and applicable COBRA coverage for those employees and former employees of Seller (and any applicable dependents for such employees and former employees) who are or will be "M&A Qualified Beneficiaries" as defined in such regulation as of the Closing Date and Purchaser shall have absolutely no liability and/or responsibility to provide COBRA notices or applicable COBRA coverage for any Seller employee.

        Section 6.3    Sales, Transfer and Documentary Taxes, etc.    Seller and the Founders shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on Seller, Purchaser or Kintera and Seller shall indemnify, reimburse and hold harmless Purchaser and Kintera in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

        Section 6.4    Non-Competition.    Seller and each of the Founders agree that until the date which is the later of *** of the Closing or *** of the termination of such Founder's employment (the "Covenant Period"), none of the Seller nor any of the Founders will either directly or indirectly, whether as an owner, director, officer, Manager, consultant, agent or employee: (i) work for, provide services to or assist in any manner, a "competitor" ***, "competitor" being defined to include any *** Business or (ii) make or hold any investment in any entity involved in *** Business ***, whether such investment be by way of loan, purchase of stock or otherwise, other than (a) any investment in a publicly traded company that constitutes less than 1% ownership of such company, the name of which does not appear on Kintera's company-wide prohibited investments list (a copy of which Kintera will provide to Seller and the Founders as soon as practicable after the same is made generally available to Kintera's employees), and (b) any indirect investment in any entity involved in a business similar to the Business through a mutual fund the primary purpose of which is not investment in such entity.

        Section 6.5    Non-Solicitation.

          (a)    Nonsolicitation of Customers or Prospects.    Seller and each of the Founders agree that for the Covenant Period, none of the Seller nor any of the Founders will either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Kintera's or Purchaser's relationship with any of its customers or customer prospects (including the former customers or customer prospects of Seller) by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Kintera or Purchaser.

          (b)    Nonsolicitation of Kintera's Employees.    Seller and each of the Founders agree that for the Covenant Period, none of the Seller nor any of the Founders will, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Kintera's or Purchaser's business by soliciting, encouraging or attempting to hire any of Kintera's or Purchaser's then-current employees, former employees of Seller or persons having an active application for employment on file with Kintera or causing others to solicit or encourage any of Kintera's or Purchaser's then-current employees, former employees of Seller or persons having an active application for employment on file with Kintera to discontinue their employment or terminate their application with Kintera or Purchaser.

        Section 6.6    Allocation of Purchase Price.    The purchase price paid to the Seller shall be allocated to the Assets in accordance with the allocation set forth on Schedule 6.6 hereto. Such allocation shall be prepared in a manner consistent with the requirements of Section 1060 of the Internal Revenue Code, and the regulations thereunder. Purchaser and Seller agree (i) to jointly complete and separately file Form 8594 with its federal income tax return for the tax year in which the Closing occurs in a manner consistent with such allocation and (ii) that no party will take a position on any income, transfer or gains tax return, before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with such allocation.

        Section 6.7    Name Change.    Promptly following the date hereof, but in any event no later than five (5) business days from the date of this Agreement, Seller shall change its name to any name other than one including the term "VirtualSprockets" and hereby acknowledges and agrees that it shall no longer use or employ the term "VirtualSprockets" in its name or marketing efforts.

ARTICLE VII

CONDITIONS TO THE CLOSING

        Section 7.1    Conditions to Each Party's Obligations.    The respective obligations of each Party to this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a)   All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Kintera, Purchaser, Seller or the Assets or a material adverse effect on the likelihood of the prompt consummation of the transactions contemplated hereby shall have been filed, occurred and been obtained.

          (b)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby or limiting or restricting Purchaser's conduct or operation of the Business after the transactions contemplated hereby shall have been consummated, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal; provided, however, that either Party may delay the Closing for up to 30 days to eliminate any restrictions to the Closing created by this condition.

        Section 7.2    Additional Conditions to Obligations of Kintera and Purchaser.    The obligations of Kintera and Purchaser to effect the transactions contemplated hereby are subject to the reasonable satisfaction of each of the following conditions, any of which may be waived, in writing, by Purchaser or Kintera:

          (a)   The representations and warranties of Seller and the Founders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent that such representations speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period, and Kintera and Purchaser shall have received a certificate to such effect, with respect to the representations and warranties set forth in Article III, signed on behalf of Seller by an officer of Seller authorized to execute agreements on Seller's behalf, as well as a like certificate signed by the Founders;

          (b)   Seller and the Founders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Kintera and Purchaser shall have received a certificate to such effect signed on behalf of Seller by an officer of Seller, as well as a like certificate signed by the Founders;

          (c)   Kintera and Purchaser shall have received from Seller written evidence that the execution, delivery and performance of Seller's obligations under the Transaction Documents have been duly and validly approved and authorized by the Seller's Managers and, if required by applicable law, the Members of Seller, including copies of applicable resolutions of Seller's Managers and Members;

          (d)   Each of the Founders shall have executed and delivered an Offer Letter in substantially the form attached hereto as Exhibit B-1 and a form of Employee Innovations and Proprietary Rights Assignment Agreement in substantially the form attached hereto as Exhibit C-1;

          (e)   Seller shall have executed and delivered the Securityholders Agreement;

          (f)    Kintera and Purchaser shall have received from Seller such other documents as their counsel shall have reasonably requested, in form and substance reasonably satisfactory to such counsel;

          (g)   Seller shall have delivered to Kintera and Purchaser the written consents of all third parties required to complete the assignment and transfer of the Assets;

          (h)   Kintera and Purchaser shall have completed its due diligence investigation of Seller and the Business and shall be satisfied with the results thereof in its sole discretion;

          (i)    Each of the Employees who have accepted the offer of employment with Kintera shall have executed and delivered to Kintera or to Purchaser an Offer Letter in substantially the form attached hereto as Exhibit B-2 and a form of Employee Innovations and Proprietary Rights Assignment Agreement in substantially the form attached hereto as Exhibit C-2;

          (j)    Each of the Founders shall have executed a release, in a form reasonably satisfactory to Kintera, releasing Kintera and Purchaser from all claims related to the Assets;

          (k)   The Seller and each of the Founders shall have entered into the Vesting Agreement;

          (l)    the income statements or statements of operations for the six month period ending June 30, 2003 shall reflect *** in accordance with GAAP;

          (m)  the Founders and the Employees shall have executed an Option Agreement granting them the New Options set forth on Schedule 6.1; and

          (n)   Seller shall have provided to Kintera a certificate as of a recent date from the state of its formation indicating its existence and good standing under the laws thereof.

        Section 7.3    Additional Conditions to Obligations of Seller.    The obligations of Seller to close the transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

          (a)   The representations and warranties of each of Kintera and Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period, and Seller shall have received a certificate to such effect signed on behalf of Kintera and Purchaser by an officer of each of Kintera and Purchaser authorized to execute agreements on Kintera's or Purchaser's behalf;

          (b)   Kintera and Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Purchaser and Kintera by an officer of Purchaser and Kintera;

          (c)   Kintera shall have executed and delivered the Securityholders Agreement;

          (d)   Seller shall have received from Purchaser written evidence that the execution, delivery and performance of Purchaser's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors of Purchaser and the Board of Directors of Kintera;

          (e)   Kintera shall have executed and delivered a Vesting Agreement to each of the Founders;

          (f)    Kintera shall have delivered the Offer Letters to the Founders;

          (g)   Kintera shall have delivered an Option Agreement to each holder of a New Option in the amount set forth on Schedule 6.1; and

          (h)   Kintera shall have delivered a photocopy of the certificates representing the Escrow Securities and certificates representing the balance of the Shares.

ARTICLE VIII

ESCROW AND INDEMNIFICATION

        Section 8.1    Survival of Representations and Warranties.    If the Closing occurs, all of the representations and warranties contained in Articles III and IV of this Agreement shall survive until *** from the Closing Date, at which time liability therefor shall cease, except as provided in the last sentence of this Section 8.1. Notwithstanding the foregoing, the representations and warranties contained in Sections *** shall survive indefinitely and the representations and warranties in Section *** shall survive until the lapsing of the appropriate statute of limitations, at which time liability therefor shall cease. The termination of any representation and warranty shall not affect any claim for breaches of representations or warranties (and the breaching Party shall continue to be liable therefor) if written notice thereof is given to the breaching Party or Parties on or prior to such termination date.

        Section 8.2    Indemnification.    Subject to the terms and conditions contained herein, holders of Shares (the "Indemnifying Parties") shall jointly and severally indemnify, defend and hold harmless Purchaser and Kintera, their officers, directors, employees and attorneys, all Subsidiaries and affiliates of Purchaser, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Purchaser Group") from, against, for and in respect of those losses, damages, costs and expenses (including reasonable legal fees and expenses) that any member of the Purchaser Group may sustain or incur to the extent caused by or arising out of (i) any breach of any of the representations, warranties or covenants made by Seller or the Founders in this Agreement or (ii) any claims described in Schedule 3.18 of the Disclosure Schedule (together with any Adjustment Amount, "Losses"), and that are subject to reimbursement as provided in this Section 8.2 ("Reimbursable Losses"). Reimbursable Losses shall comprise *** Losses. Subject to compliance with this Section 8, the indemnification obligations of the Indemnifying Parties may be satisfied *** Kintera *** Escrow Securities *** Stated Price *** Escrow Securities *** Reimbursable Losses (*** Escrow Securities ***). ***, Kintera *** Reimbursable Losses *** Kintera *** Purchaser *** Reimbursable Losses *** Reimbursable Losses. ***. "Stated Price" shall mean *** per share (subject to adjustment to reflect stock splits, combinations and other similar events affecting the shares of Kintera common stock). The obligations of the Indemnifying Parties in this Section 8 represent the Indemnifying Parties' *** and the Purchaser Group's *** for any breach of any of the representations, warranties or covenants made by Seller or the Founders in this Agreement, as well as any Adjustment Amount.

        Section 8.3    Escrow Fund.

          (a)   At the Closing, the Escrow Securities shall be issued in the name of the Seller and be deposited with the Escrow Agent. *** shall constitute the "Escrow Fund" and shall be governed by the terms set forth herein and in the Securityholders Agreement. The Escrow Fund shall be available to compensate Purchaser or Kintera pursuant to the indemnification obligations of the Indemnifying Parties pursuant to Section 8.2. In the event Kintera issues any Additional Escrow Shares (as defined below) or declares a stock split, such shares will be issued in the name of the Seller and held by the Escrow Agent for the benefit of Seller and delivered to the Escrow Agent in the same manner as the Escrow Securities delivered at the Closing.

          (b)   Except for dividends paid in stock declared with respect to the Escrow Securities ("Additional Escrow Shares"), which shall be treated as Escrow Securities, any cash dividends paid with respect to the Shares will be delivered to Seller. Seller will have voting rights for the Escrow Securities deposited in the Escrow Fund so long as such Escrow Securities are held in Escrow.

        Section 8.4    Indemnification Period.    The indemnification period shall terminate *** from the Closing Date (the "Termination Date"); provided, however, that if any of the Escrow Securities subject to cancellation as set forth in this Section 8 are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to Randy Thomas Yeatts, Jr. as agent for the Seller and the Founders (the "Securityholders' Agent") prior to the Termination Date with respect to facts and circumstances existing prior to the Termination Date, such Escrow Securities shall remain subject to this Section 8 until the resolution of such claims.

        Section 8.5    Claims for Indemnification.    If Kintera or the Purchaser becomes aware of any Losses for which Kintera or the Purchaser will seek indemnification, Kintera or the Purchaser shall deliver to the Escrow Agent, with a copy to the Securityholders' Agent, on or before the Termination Date, a certificate signed by any officer of Kintera or the Purchaser (an "Officer's Certificate") stating that with respect to the indemnification obligations set forth in Section 8.2, Losses exist and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related and an estimate of attorney's fees and expenses necessary to conclude the matter. If the Securityholders' Agent does not object to such claims within thirty (30) calendar days of the delivery of the Officer's Certificate to the Securityholders' Agent, after delivery of a written notice of cancellation (the "Cancellation Notice") to the Securityholders' Agent Kintera shall be entitled to receive from the Escrow Agent shares of Escrow Securities on a pro rata basis as among all holders of Shares, with all such Shares to be received from Escrow having an aggregate Stated Price equal to the Reimbursable Losses, and in such event the Escrow Agent shall deliver to Kintera the foregoing number of Escrow Securities. Kintera shall notify each of the Indemnifying Parties of the number of Shares that are subject to cancellation.

        Section 8.6    Challenge of Third Party Claims.    The Securityholders' Agent may elect to participate with Kintera to challenge any claims that are asserted by a third party for which Kintera has delivered an Officer's Certificate to the Escrow Agent (with a copy to the Securityholders' Agent). The Indemnifying Parties shall be liable for all costs incurred by the Securityholders' Agent in connection with any such challenge. In addition, the Indemnifying Parties must use counsel reasonably acceptable to Kintera. If the Securityholders' Agent elects to participate, the Securityholders' Agent must deliver a notice to Kintera within twenty (20) calendar days of the receipt of the Officers' Certificate. The Securityholders' Agent shall not, without Kintera's written consent, settle or compromise any third party claims or consent to entry of any judgment. Kintera shall consult with the Securityholders' Agent with respect to any claims asserted by a third party, and will inform the Securityholders' Agent of all material developments with respect to such claims, but Kintera shall have the right in its sole discretion to settle any claim.

        Section 8.7    Objections to Claims.    The Securityholders' Agent may object to the claim on the Officer's Certificate by delivery to Kintera (with a copy to the Escrow Agent) of such objection in writing within thirty (30) calendar days of the delivery of the Officer's Certificate to the Securityholders' Agent. In case the Securityholders' Agent shall so object in writing to any claim or claims by Kintera or Purchaser made in any Officer's Certificate, Kintera or Purchaser shall have thirty (30) days to respond in a written statement to the objection of the Securityholders' Agent. If after such thirty (30) calendar day period there remains a dispute as to any claims, the Securityholders' Agent and Kintera or Purchaser shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholders' Agent and Kintera or Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and the distribution or cancellation, if any, of Escrow Securities shall be made in connection therewith in accordance with Section 8.2 and 8.5.

        Section 8.8    Resolution of Conflicts and Arbitration.    If no agreement can be reached after negotiation between the parties pursuant to Section 8.7, either Kintera or the Purchaser or the Securityholders' Agent may, by written notice to the other, demand binding arbitration of the matter unless the amount of the Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until a judgment has been entered or both parties agree to arbitration. Any conflicts arbitrated pursuant to this Section 8.8 shall be arbitrated in accordance with the provisions of Section 10.1 of this Agreement. In the event that a claim is resolved adversely to the Indemnifying Parties by arbitration pursuant to this Section 8.8, Kintera shall deliver to the Escrow Agent a copy of the award and the distribution or cancellation, if any, of Escrow Securities shall be made in connection therewith in accordance with Section 8.2 and 8.5.

        Section 8.9    Maximum Payments.    The maximum aggregate Losses recoverable by Kintera or the Purchaser from any Indemnifying Party under this Article VIII shall not exceed the number of Escrow Securities allocable to such Indemnifying Party hereunder, except in the case of any claim for indemnification under the provisions of this Article VIII which arises out of or results from *** of Seller or the Founders for which Kintera or the Purchaser shall be entitled to recover the number of Escrow Securities allocable to such Indemnifying Party hereunder plus its reasonable legal fees and expenses

ARTICLE IX

AMENDMENT AND WAIVER

        Section 9.1    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of Kintera, Purchaser, Seller, the Securityholders' Agent and any Founder the rights or obligations of whom under this Agreement are materially adversely affected in a manner disproportionate to such Founder's interest in the Shares.

        Section 9.2    Extension; Waiver.    At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered by the other parties pursuant hereto and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE X

GENERAL PROVISIONS

        Section 10.1    Arbitration.    If a dispute arises between the parties relating to the interpretation or performance of this Agreement, including the resolutions of claims provided for in Section 8.8, and with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, such dispute shall be settled by a single arbitrator, who is mutually agreeable to the parties, with such arbitration to be held in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator must be knowledgeable in the subject matter at issue in the dispute. The arbitrator shall make his or her decision in accordance with the terms of this Agreement and applicable law. Each party shall initially bear its own costs and legal fees associated with such arbitration and Kintera and the Seller shall initially split the cost of the arbitrator, but the prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrator shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason. The arbitrator shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages.

        Section 10.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Purchaser, to:

      Kintera, Inc.
      9605 Scranton Rd., Suite 240
      San Diego, CA 92121
      Attention: Harry Gruber, Chief Executive Officer
      Tel: (858) 795-3000

      with a copy to:

      Gray Cary Ware & Freidenrich LLP
      4365 Executive Drive, Ste. 1100
      San Diego, CA 92121
      Attention: Rebecca K. Schmitt, Esq.
      Tel: (858) 677-1446

          (b)   if to Seller, to

      VirtualSprockets LLC
      Attention: President
      R. Thomas Yeatts, Jr.
      17610 West Willard Road
      Poolesville, Maryland 20837
      Tel: 301-972-7415

      with a copy to:

      Peter J. Sommer
      Sommer & Steele, LLC
      Suite 201
      849 Fairmount Ave.
      Baltimore, Maryland 21286
      Tel: 410-583-0001

          (c)   If to a Founder, to:

      Mr. R. Thomas Yeatts
      17610 West Willard Road
      Poolesville, Maryland 20837
      Tel: 301-972-7415

      Mr. David Barach
      17610 West Willard Road
      Poolesville, Maryland 20837
      Tel: 301-972-7415

      Ms. Laura Kittleman Yeatts
      17610 West Willard Road
      Poolesville, Maryland 20837
      Tel: 301-972-7415

          (d)   If to Securityholders' Agent, to:

      Mr. R. Thomas Yeatts
      17610 West Willard Road
      Poolesville, Maryland 20837
      Tel: 301-972-7415

        Section 10.3    Interpretation.    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been provided if requested by the Party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been drafted by legal counsel representing Purchaser, but all Parties have participated in the negotiation of its terms. Each Party acknowledges that it has had an opportunity to review and revise this Agreement, and have it reviewed by legal counsel, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        Section 10.4    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature.

        Section 10.5    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 10.6    Entire Agreement.    This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) and the other Transaction Documents constitute the entire agreement among the Parties concerning the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Mutual Nondisclosure Agreement previously executed by Kintera and Seller.

        Section 10.7    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles.

        Section 10.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party; provided however, Kintera and Purchaser shall not be required to obtain the consent of the other Parties for any assignment in connection with (a) any merger or consolidation or other reorganization of Purchaser or Kintera with or into another entity or (b) the sale of substantially all of the assets of Kintera or Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

        Section 10.9    Third Party Beneficiaries.    Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

        IN WITNESS WHEREOF, Kintera, Purchaser, Seller and the Founders have caused this Agreement to be signed by them or their duly authorized representatives.

KINTERA
Kintera, Inc.
By:

Its:

Title:

PURCHASER
VS Asset Acquisition, Inc.
By:

Its:

Title:

SELLER
VirtualSprockets LLC
By:

Its:

Title:

FOUNDERS
Randy Thomas Yeatts, Jr.

David M. Barach

Laura Kittleman Yeatts

SCHEDULES(1)

Schedule 1.1(a)	Assets
Schedule 1.1(b)	Excluded Assets
Schedule 1.3	Assumed Liabilities
Disclosure Schedule to include:
Schedule 3.3	Outstanding Securities of Seller
Schedule 3.8	Liens, Computer Equipment, Software and Office Furniture
Schedule 3.10	Bank Accounts of Seller
Schedule 3.11	Material Contracts of Seller
Schedule 3.17	Employees and Consultants of Seller
Schedule 3.18	Litigation
Schedule 3.21	Seller's Insurance
Schedule 5.1	Employees Being Offered Employment by Kintera
Schedule 6.1	Distribution of Shares and New Options
Schedule 6.2	Benefit Payments by Seller
Schedule 6.6	Allocation of Purchase Price
EXHIBITS
Exhibit A:	Securityholders Agreement
Exhibit B-1:	Form of Founder Offer Letter
Exhibit B-2:	Form of Employee Offer Letter
Exhibit C-1:	Form of Employee Innovations and Proprietary Rights Assignment Agreement for Founders
Exhibit C-2:	Form of Employee Innovations and Proprietary Rights Assignment Agreement for Employees
Exhibit D:	Vesting Agreement
Exhibit E:	Form of Option Agreement

(1)
Upon request by the Securities Exchange Commission, the Company will supplementally furnish a copy of any omitted schedule or exhibit from this agreement.

QuickLinks

  Exhibit 2.3
ASSET PURCHASE AGREEMENT
ARTICLE I PURCHASE AND SALE
ARTICLE II CLOSING; ACTIONS AT CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND THE FOUNDERS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF KINTERA AND THE PURCHASER
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI POST-CLOSING COVENANTS
ARTICLE VII CONDITIONS TO THE CLOSING
ARTICLE VIII ESCROW AND INDEMNIFICATION
ARTICLE IX AMENDMENT AND WAIVER
ARTICLE X GENERAL PROVISIONS